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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Accredo Health, Incorporated of our report dated August 7, 2001, with respect to the consolidated financial statements and schedule of Accredo Health, Incorporated, included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

We consent to the use of our report dated January 11, 2002, with respect to the financial statements and schedule of Specialty Pharmaceutical Services, a division of Gentiva Health Services, Inc., in the Registration Statement on Form S-4 of Accredo Health, Incorporated.

We also consent to the reference to our firm in the Registration Statement under the caption "Experts."


                                       /s/ Ernst & Young LLP

Memphis, Tennessee
February 6, 2002